Exhibit 99.1

News Release

MMC ANNOUNCES NEW LEADERSHIP FOR MERCER SPECIALTY CONSULTING

John Drzik to Head Specialty Consulting Group;

Succeeds David Morrison, Who Will Retire

NEW YORK, NEW YORK, June 8, 2006 -- Marsh & McLennan Companies, Inc. (MMC) today announced changes in the leadership of its Mercer Specialty Consulting Group, following David J. Morrison’s decision to retire as President of the group and as President and Chief Executive Officer of its Mercer Management Consulting (Mercer MC) business.

Mercer Specialty Consulting comprises Mercer Management Consulting (strategy and operations consulting), Mercer Oliver Wyman (financial services and risk consulting), Lippincott Mercer (brand strategy and design consulting), Mercer Delta Organizational Consulting (organizational architecture and change consulting) and National Economic Research Associates (economic consulting).

John Drzik, President of Mercer Oliver Wyman, will succeed Mr. Morrison as President of Mercer Specialty Consulting. Mr. Drzik will continue to lead Mercer Oliver Wyman, a position he has held since the firm’s formation following MMC’s acquisition of Oliver, Wyman & Company in 2003. He will report directly to Michael G. Cherkasky, President and Chief Executive Officer of MMC.

Mr. Cherkasky said: "We are grateful for David Morrison’s leadership and contributions to our company in the areas of thought-leadership, mergers and acquisitions, and management. Over the past three years, Mercer Specialty has achieved tremendous growth and produced excellent results. We are fortunate that John Drzik, who has distinguished himself through his outstanding performance track record and professional accomplishments, will lead the group and continue to build on the strong direction set under David’s tenure.

“Mercer Specialty has grown to $1.1 billion in annual revenue and has produced strong results for the past five quarters, including revenue growth of 14 percent, or 17 percent on an underlying basis, in the first quarter of 2006. This group’s growth pattern throughout 2005, as well as its outstanding performance in the first quarter of 2006, reflects strong revenue growth in Mercer MC's strategy and operations business, Mercer Oliver Wyman's financial services and risk management consulting business, and Lippincott Mercer.”

Mr. Drzik, 44, joined Oliver, Wyman & Company in 1984, became President in 1995, and was appointed Chairman in 2000. In 2003, he led the merger and integration of Oliver Wyman into Mercer Specialty Consulting. He has played a key role in establishing the firm’s leadership position in financial services strategy and risk management consulting and was a driving force in growing the firm’s annual revenues from less than $30 million in 1994 to well over $300 million in 2005.

Mr. Drzik was selected as a “Top 25 Consultant” by Consulting magazine in 2005. He is the author of numerous articles on the financial services industry and a frequent speaker in the U.S., Europe, and Asia at industry conferences and regulatory forums. Mr. Drzik is also the founder of the Mercer Oliver Wyman Institute, a cooperative undertaking between the firm and leading academics, designed to accelerate knowledge transfer between the academic community and the financial services industry and a member of the Advisory Board at the Wharton Financial Institutions Center.

MMC is a global professional services firm with annual revenues of approximately $12 billion. It is the parent company of Marsh, the world's leading risk and insurance services firm; Guy Carpenter, the world’s leading risk and reinsurance specialist; Kroll, the world’s leading risk consulting company; Mercer, a major global provider of human resource and specialty consulting services; and Putnam Investments, one of the largest investment management companies in the United States. Approximately 55,000 employees provide analysis, advice, and transactional capabilities to clients in over 100 countries. Its stock (ticker symbol: MMC) is listed on the New York, Chicago, Pacific, and London stock exchanges. MMC's website address is www.mmc.com.